Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

August 3, 2021

Rezolute, Inc.

201 Redwood Shores Pkwy, Suite 315

Redwood City, CA 94065

Re:      Registration Statement on Form [applicable form] (File No. 333-251498)

Ladies and Gentlemen:

We have acted as counsel to Rezolute, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated August 3, 2021, to the Prospectus, dated January 6, 2021 and June 23, 2021, included in the Registration Statement on Form S-3 (File No. 333-251498) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by Lincoln Park Capital Fund, LLC of (i) 33,799 shares of common stock, par value $0.001 per share of the Company (the “Commitment Shares”), currently held by Lincoln Park Capital Fund, LLC, (ii) 95,708 shares of common stock, par value $0.001 per share of the Company (the “Initial Purchase Shares”), currently held by Lincoln Park Capital Fund, LLC and (iii) up to $20,000,000 of newly issued shares of common stock, par value $0.001 per share of the Company (the “Additional Shares,” and, collectively with the Commitment Shares and the Initial Purchase Shares, the “Common Shares”) that may be issued, from time to time, pursuant to the Purchase Agreement dated as of August 2, 2021 between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

1.	Based on the foregoing, we are of the opinion that the Commitment Shares and the Initial Purchase Shares have been validly issued and are fully paid and non-assessable.

2.	Following (i) issuance and delivery of the Additional Shares in the manner contemplated by the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Additional Shares specified in the Purchase Agreement and the resolutions of the Board of Directors, the Additional Shares will be validly issued, fully paid and nonassessable.

Rezolute, Inc.

August 3, 2021

Our opinions expressed above are limited to the Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DORSEY & WHITNEY LLP